Exhibit 99.1
Press Release

UPC Holding Reports Second Quarter 2013 Results

Amsterdam, the Netherlands - August 2, 2013: UPC Holding B.V. (“UPC Holding”) is today providing selected, preliminary unaudited financial and operating information for the three months (“Q2”) and six months (“YTD”) ended June 30, 2013. UPC Holding is a wholly-owned subsidiary of Liberty Global plc (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK). A copy of this press release will be posted to Liberty Global's website (www.libertyglobal.com). In addition, UPC Holding's unaudited condensed consolidated financial statements with the accompanying notes are expected to be posted prior to the end of August 2013.

Financial and operating highlights for the three and six months ended June 30, 2013, as compared to the results for the same periods last year (unless noted) include:

•	Organic RGU[1] additions of 232,000 YTD, including 69,000 for Q2

◦	Ended Q2 with total RGUs of 18.8 million

◦	Horizon TV subscribers in excess of 270,000 through July 2013

•	Generated Q2 and YTD revenue of €1.08 billion and €2.16 billion, respectively

◦	Reflecting rebased[2] growth of 2% and 3%, respectively

•	Reported Operating Cash Flow (“OCF”)[3] of €501 million for Q2 and €1.01 billion YTD

◦	Representing flat rebased growth for Q2 and 2% YTD

•	Operating income of €233 million and €504 million for Q2 and YTD, respectively

•	Strong and improved maturity profile with over 85% of consolidated third-party debt not due until 2019 or beyond

Financial Results

We reported consolidated revenue of €1.08 billion and €2.16 billion for the three and six months ended June 30, 2013, respectively. These results reflect year-over-year increases of 2% and 3%, respectively, as compared to the corresponding prior year periods. Growth for each period was supported by over 575,000 organic net RGU additions during the last twelve months, offset to a much lesser extent by negative foreign exchange (“FX”) movements. In terms of rebased revenue growth, which adjusts for both the impact of acquisitions and FX, we achieved year-over-year revenue growth of 2% and 3% for the three and six months ended June 30, 2013, respectively.

Geographically, our Western European operations delivered rebased revenue growth of 2% for the second quarter of 2013 as compared to the respective prior year period. This result was largely driven by our Irish and Swiss operations, which delivered solid rebased growth of 7% and 4%, respectively, as compared to Q2 2012. This was partly offset by our Dutch business, which reported a rebased revenue decline of 2%, as compared to its Q1 2013 rebased growth of 1%. Given the lack of recent subscriber growth and the heightened competitive environment, we expect the second half of 2013 in the Dutch market to remain challenging.

In line with previous quarters, our operations in Central and Eastern Europe (“CEE”) reported flat year-over-year rebased revenue growth for the second quarter of 2013. Outside of Europe, Chile posted a strong quarter on the back of over 125,000 net organic additions during the last four quarters. With accelerating rebased revenue growth at 7% in Q2 2013 as compared to the respective 2012 period, Chile delivered its strongest second quarter result since 2008.

For the three and six months ended June 30, 2013, our OCF remained relatively flat at €501 million and increased 1% to €1.01 billion, respectively, as compared to the corresponding 2012 periods. After adjusting for both acquisitions and FX, our year-over-year rebased OCF growth was flat and 2% for the three and six months ended June 30, 2013, respectively.

In terms of regional performance, our operations in Western Europe generated rebased OCF growth of 2% for the three months ended June 30, 2013 as compared to the prior year period. Similar to our revenue discussion, this performance was supported by strong results in Ireland and Switzerland, which delivered year-over-year rebased OCF growth of 15% and 6%, respectively. These results were largely offset by our Dutch operations, which reported a 6% rebased OCF decline as a result of revenue pressure and incremental marketing and sales expenses.

In Q2 2013, CEE posted a 2% decline in OCF growth, while further investments in centralization and product development resulted in an incremental €8 million OCF deficit for UPC Europe's central and other segment. Beyond Europe, our Chilean business generated solid year-over-year rebased OCF growth of 5% for the three-month period ended June 30, 2013.

We reported consolidated OCF margins4 of 46.5% and 47.0% for the three and six months ended June 30, 2013, respectively. These compare to OCF margins of 47.7% and 47.6% for the identical prior year periods. The overall OCF margin contraction of 120 and 60 basis points for the three and six months, respectively, was mainly driven by the aforementioned increased investments at our European central and other operations and by lower margins at our Dutch and CEE operations.

For the three months ended June 30, 2013, we incurred property and equipment additions5 of €295 million (27% of revenue), as compared to €255 million (24% of revenue) for Q2 2012. Additionally, for the 2013 year-to-date period, we incurred property and equipment additions of €522 million (24% of revenue), as compared to property and equipment additions of €452 million (22% of revenue) for the year-to-date 2012 period. For each of the 2013 periods, the increases compared to 2012 in both absolute and percentage terms are primarily related to a Q2 support capital investment in an unlimited software licenses arrangement.

Subscriber Statistics

At June 30, 2013, we provided our 10.2 million unique customers with 18.8 million services, consisting of 9.1 million video, 5.6 million broadband internet and 4.1 million fixed-line telephony subscriptions. As compared to our RGU count at June 30, 2012, our RGUs increased by 450,000. This expansion includes our organic net RGU additions of over 575,000 during the last twelve months, partially offset by a non-organic adjustment that resulted from our decision to cease including the Austrian DSL RGUs in our subscriber count effective April 1, 2013. This adjustment reduced our customer relationships by 85,000 and our broadband internet and telephony RGUs by 80,000 and 58,000 subscribers, respectively.

Over 5.2 million customers, or 52% of our customer base, subscribed to more than one product at June 30, 2013. Of these, roughly 3.5 million, or 65%, took a triple-play bundle from us. A principal component of our growth strategy continues to be the upselling of additional products to our large pool of 4.9 million single-play and 1.8 million dual-play customers. During the past four quarters, our bundling ratio increased at a steady pace of 4% from 1.78x RGUs per customer at the end of Q2 2012 to 1.85x at the end of Q2 2013.

As compared to our 168,000 RGU additions during Q2 2012, we added 69,000 RGUs in Q2 2013, consisting of RGU gains of 64,000 and 70,000 in broadband internet and telephony, respectively, and a loss of 65,000 video RGUs. Our year-over-year reduction in subscriber additions was due primarily to our CEE and Dutch operations.

Specifically, following strong RGU additions over the last several quarters, our CEE operations added 9,000 RGUs in Q2 this year, compared to 64,000 in last year's Q2. This RGU difference was due in part to changes in our pricing and promotional strategies with increasing competition and difficult economic conditions in most markets. In the Netherlands, we lost 7,000 RGUs during Q2 2013 versus a gain of 14,000 RGUs in Q2 2012. As we have discussed in recent quarters, the Dutch market remains highly competitive. However, we have implemented several strategies designed to improve our competitive positioning, including the unencryption of our basic digital tier as well as the introduction of new bundles with significantly faster broadband speeds. Beyond Europe, Chile delivered 44,000 net RGU additions for the three months ended June 30, 2013, driven by the continued traction of our video offer, resulting in the best first half-year total RGU gains in six years.

Across our markets, we are focused on providing superior broadband speeds, attractively-priced voice products and enriching the video experience for our customers through Horizon TV. In particular, on broadband, we have raised our top-level broadband speeds such that in nine out of ten markets, our fastest downstream speeds are now at least 120 Mbps. In terms of our video business, we continue to expand our Horizon TV platform, with the next roll-out planned for Ireland in the coming weeks. At the end of July, we had over 270,000 next-generation digital TV subscribers with over 185,000 Horizon TV subscribers in the Netherlands and over 85,000 in Switzerland.

Summary of Third-Party Debt and Cash and Cash Equivalents

At June 30, 2013, we reported €9.8 billion of third-party debt and €63 million of cash and cash equivalents. Our reported debt increased by €21 million as compared to March 31, 2013. This increase in carrying value was mainly attributable to the increase of our vendor financing obligations, partly offset by a weakening of the U.S. dollar relative to the euro. The fully-swapped borrowing cost6 of our third-party debt balance was approximately 8.0% at the end of Q2 2013.

We completed an additional facility accession agreement (“Facility AI”) in May 2013, which matures in 2019 and has an interest rate of EURIBOR + 3.25%. Term loan Facility AI has an aggregate principal amount of €1,016 million. Following the closing of this transaction, €112 million of Facility W and all €904 million of Facility AA, which carried interest rates of EURIBOR + 3% and EURIBOR + 3.25%, respectively, were rolled into Facility AI.

The following table details the carrying value of our consolidated third-party debt and cash and cash equivalents as of the dates indicated:7

	June 30,	March 31,
	2013	2013
	in millions
UPC Broadband Holding Bank Facility	€4,191.0	€4,182.4
UPCB Finance Limited 7.625% Senior Secured Notes due 2020	496.8	496.7
UPCB Finance II Limited 6.375% Senior Secured Notes due 2020	750.0	750.0
UPCB Finance III Limited 6.625% Senior Secured Notes due 2020	768.9	779.9
UPCB Finance V Limited 7.25% Senior Secured Notes due 2021	576.7	584.9
UPCB Finance VI Limited 6.875% Senior Secured Notes due 2022	576.7	584.9
UPC Holding 9.875% Senior Notes due 2018	292.2	295.8
UPC Holding 8.375% Senior Notes due 2020	640.0	640.0
UPC Holding 6.375% Senior Notes due 2022	594.9	594.8
UPC Holding 6.75% € Senior Notes due 2023	450.0	450.0
UPC Holding 6.75% CHF Senior Notes due 2023	284.5	287.7
Other debt, including vendor financing and capital lease obligations	191.5	145.6
Total third-party debt	€9,813.2	€9,792.7

Cash and cash equivalents	€63.1	€58.0

UPC Broadband Holding Bank Facility

The following table details the key terms of the UPC Broadband Holding Bank Facility at June 30, 2013:

		As of June 30, 2013
Facility	Final maturity	Interest rate	Facility amount[8]	Unused borrowing capacity	Carrying value[11]
			in millions

Facility Q	July 31, 2014	E + 2.75%	€30.0	€30.0	€—
Facility R	Dec. 31, 2015	E + 3.25%	€111.0	—	111.0
Facility S	Dec. 31, 2016	E + 3.75%	€545.5	—	545.5
Facility V	Jan. 15, 2020	7.625%	€500.0	—	500.0
Facility Y	July 1, 2020	6.375%	€750.0	—	750.0
Facility AZ	July 1, 2020	6.625%	$1,000.0	—	768.9
Facility AC	Nov. 15, 2021	7.250%	$750.0	—	576.7
Facility AD	Jan. 15, 2022	6.875%	$750.0	—	576.7
Facility AE	Dec. 31, 2019	E + 3.75%	€602.5	—	602.5
Facility AF	Jan. 31, 2021	L + 3.00%[10]	$500.0	—	380.4
Facility AG	Mar. 31, 2021	E + 3.75%	€1,554.4	—	1,550.8
Facility AH	June 30, 2021	L + 2.50%[11]	$1,305.0	—	1,000.8
Facility AI	April 30, 2019	E + 3.25%	€1,016.2	1,016.2	—
Elimination of Facilities V, Y, Z, AC and AD in consolidation				—	(3,172.3)
Total				€1,046.2	€4,191.0

Borrowing Capacity & Covenant Calculations

UPC Broadband Holding B.V. (“UPC Broadband Holding”), our wholly-owned subsidiary, is a borrower under the UPC Broadband Holding Bank Facility, which we guarantee. As of June 30, 2013, UPC Broadband Holding had maximum undrawn commitments under Facilities Q and AI of the UPC Broadband Holding Bank Facility of €1,046 million, of which we expect to be able to borrow approximately €365 million upon completion of our second quarter compliance reporting and assumes no change from June 30, 2013 borrowing levels.

Based on the results for the quarter ended June 30, 2013 and subject to the completion of our second quarter bank reporting requirements, (i) the ratio of Senior Debt to Annualized EBITDA (last two quarters annualized), as defined and calculated in accordance with the UPC Broadband Holding Bank Facility, was 3.78x and (ii) the ratio of Total Debt to Annualized EBITDA (last two quarters annualized), as defined and calculated in accordance with the UPC Broadband Holding Bank Facility, was 4.87x.12

About UPC Holding

UPC Holding connects people to the digital world and enables them to discover and experience its endless possibilities. Our market-leading triple-play services are provided through next-generation networks and innovative technology platforms in 10 countries that connected 10 million customers subscribing to 19 million television, broadband internet and telephony services at June 30, 2013.

Disclaimer

This press release contains forward-looking statements, including our expectations with respect to our strategy and future growth prospects, including our expectations for continued organic growth in subscribers and further grow the penetration of our advanced services and our assessment of our liquidity and access to capital markets, including our borrowing availability; our expectations with respect to the timing and impact of our expanded roll-out of advanced products and services, including Horizon TV; our insight and expectations regarding competitive and economic factors in our markets; the impact of our M&A activity on our operations and financial performance; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings, our ability to meet challenges from competition and economic factors, the continued growth in services for digital television at a reasonable cost, the effects of changes in technology and regulation, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and operating cash flow, control property and equipment additions as measured by a percentage of revenue and achieve assumed margins, the impact of our future financial performance, or market conditions generally, on the availability, terms and deployment of capital, as well as other factors detailed from time to time in Liberty Global's and its predecessor's filings with the Securities and Exchange Commission including the most recently filed Forms 10-K/A and 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

We are required under the terms of the indentures for the UPC Holding senior notes and the UPCB Finance Limited, UPCB Finance II Limited, UPCB Finance III Limited, UPCB Finance V Limited and UPCB Finance VI Limited senior secured notes to provide certain financial information regarding UPC Holding to bondholders on a quarterly basis. UPC Broadband Holding, is a borrower and we are a guarantor of outstanding indebtedness under the UPC Broadband Holding Bank Facility, which also requires the provision of certain financial and related information to the lenders. This press release is being issued at this time, in connection with those obligations, due to the contemporaneous release by Liberty Global of its June 30, 2013 results. The financial information contained herein is preliminary and subject to change. We presently expect to issue our June 30, 2013 unaudited condensed consolidated financial statements prior to the end of August 2013, at which time they will be posted to the investor relations section of the Liberty Global website (www.libertyglobal.com) under the fixed income heading. Copies will also be available from the Trustee for the senior notes and the senior secured notes.

For more information, please contact:

Investor Relations:		Corporate Communications:
Christopher Noyes	+1 303 220 6693	Marcus Smith	+44 20 7190 6374
Oskar Nooij	+1 303 220 4218	Bert Holtkamp	+31 20 778 9800
John Rea	+1 303 220 4238

_______________________________

[1]
Please see footnotes to the operating data table for the definition of revenue generating units (“RGUs”). Organic figures exclude RGUs of acquired entities at the date of acquisition, but include the impact of changes in RGUs from the date of acquisition. All subscriber/RGU additions or losses refer to net organic changes, unless otherwise noted.

[2]
For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2012 and 2013, we have adjusted our historical revenue and OCF for the three and six months ended June 30, 2012 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2012 in the respective 2012 rebased amounts to the same extent that the revenue and OCF of such entities are included in our 2013 results and (ii) reflect the translation of our rebased amounts for the 2012 periods at the applicable average exchange rates that were used to translate our 2013 results. Please see page 7 for supplemental information on rebased growth.

[3]	Please see page 10 for our definition of operating cash flow and a reconciliation to operating income.

[4]	OCF margin is calculated by dividing OCF by total revenue for the applicable period.

[5]	Additions to property and equipment include our capital expenditures on an accrual basis and our vendor financing, capital lease and other non-cash additions.

[6]
Our fully-swapped debt borrowing cost represents the weighted average interest rate on our aggregate variable and fixed rate indebtedness (excluding capital lease obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.

[7]
UPCB Finance Limited, UPCB Finance II Limited, UPCB Finance III Limited, UPCB Finance V Limited and UPCB Finance VI Limited are special purpose financing companies created for the primary purpose of issuing senior secured notes and are owned 100% by charitable trusts. We used the proceeds from the senior secured notes to fund Facilities V, Y, Z, AC and AD under the UPC Broadband Holding Bank Facility, with UPC Financing Partnership (“UPC Financing”), our direct subsidiary, as the borrower. These special purpose financing companies are dependent on payments from UPC Financing under Facilities V, Y, Z, AC and AD in order to service their payment obligations under the senior secured notes. As such, these companies are variable interest entities and UPC Financing and its parent entities, including UPC Holding, are required by accounting principles generally accepted in the U.S. (“U.S. GAAP”) to consolidate these companies. Accordingly, the amounts outstanding under Facilities V, Y, Z, AC and AD eliminate within our condensed consolidated financial statements.

[8]	Except as described in note 7 above, amounts represent total third-party commitments at June 30, 2013 without giving effect to the impact of discounts.

[9]	Facilities AF, AG and AH carrying values include the impact of discounts.

[10]	The Facility AF interest rate includes a LIBOR floor of 1.00%.

[11]	The Facility AH interest rate includes a LIBOR floor of 0.75%.

[12]
Our covenant calculations are based on debt amounts which take into account currency swaps calculated at weighted average FX rates across the period. Thus, the debt used in the calculations may differ from the debt balances reported within the financial statements.

Revenue and Operating Cash Flow

In the following tables, we present revenue and operating cash flow by reportable segment for the three and six months ended June 30, 2013, as compared to the corresponding prior year periods. All of our reportable segments derive their revenue primarily from broadband communications services, including video, broadband internet and fixed line telephony services. All of our reportable segments also provide business-to-business services and certain of our reportable segments provide mobile services. At June 30, 2013, our operating segments in UPC Europe provided broadband communications services in nine European countries and direct-to-home-satellite (“DTH”) services to customers in the Czech Republic, Hungary, Romania and Slovakia through a Luxembourg-based organization that we refer to as “UPC DTH.” Our Other Western Europe segment includes our broadband communications operating segments in Austria and Ireland. Our Central and Eastern Europe segment includes our broadband communications operating segments in the Czech Republic, Hungary, Poland, Romania and Slovakia. UPC Europe's central and other category includes (i) the UPC DTH operating segment, (ii) costs associated with certain centralized functions, including billing systems, network operations, technology, marketing, facilities, finance and other administrative functions and (iii) intersegment eliminations within UPC Europe. VTR provides video, broadband internet and telephony services in Chile.

For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2013, we have adjusted our historical revenue and OCF for the three and six months ended June 30, 2012 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2012 in our rebased amounts for the three and six months ended June 30, 2012 to the same extent that the revenue and OCF of such entities are included in our results for the three and six months ended June 30, 2013 and (ii) reflect the translation of our rebased amounts for the three and six months ended June 30, 2012 at the applicable average foreign currency exchange rates that were used to translate our results for the three and six months ended June 30, 2013. The acquired entities that have been included in whole or in part in the determination of our rebased revenue and OCF for the three months ended June 30, 2012 include two small entities in Europe. The acquired entities that have been included in whole or in part in the determination of our rebased revenue and OCF for the six months ended June 30, 2012 include three small entities in Europe.

We have reflected the revenue and OCF of the acquired entities in our 2012 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (i) any significant differences between U.S. GAAP and local generally accepted accounting principles, (ii) any significant effects of acquisition accounting adjustments, (iii) any significant differences between our accounting policies and those of the acquired entities and (iv) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate non-recurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our rebased amounts have not been prepared with a view towards complying with Article 11 of Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance. Therefore, we believe our rebased data is not a non-U.S. GAAP financial measure as contemplated by Regulation G or Item 10 of Regulation S-K.

The selected financial data contained herein is preliminary, unaudited and subject to possible adjustments in connection with the publication of UPC Holding's June 30, 2013 condensed consolidated financial statements. In each case, the following tables present (i) the amounts reported by each of our reportable segments for the comparative periods, (ii) the euro change and percentage change from period to period and (iii) the percentage change from period to period on a rebased basis:

Revenue	Three months ended June 30,		Increase (decrease)		Increase (decrease)
	2013	2012	€	%	Rebased %
	in millions, except % amounts
UPC Europe:
The Netherlands	€232.1	€236.6	€(4.5)	(1.9)	(2.0)
Switzerland	247.9	243.9	4.0	1.6	4.1
Other Western Europe	168.0	162.5	5.5	3.4	3.4
Total Western Europe	648.0	643.0	5.0	0.8	1.7
Central and Eastern Europe	215.4	214.2	1.2	0.6	0.2
Central and other	25.4	22.5	2.9	12.9	*
Total UPC Europe	888.8	879.7	9.1	1.0	1.6
Chile (VTR)	187.5	175.2	12.3	7.0	6.6
Total	€1,076.3	€1,054.9	€21.4	2.0	2.4

	Six months ended June 30,		Increase (decrease)		Increase (decrease)
	2013	2012	€	%	Rebased %
	in millions, except % amounts
UPC Europe:
The Netherlands	€470.5	€473.5	€(3.0)	(0.6)	(0.7)
Switzerland	494.8	482.7	12.1	2.5	4.5
Other Western Europe	336.7	324.0	12.7	3.9	3.9
Total Western Europe	1,302.0	1,280.2	21.8	1.7	2.4
Central and Eastern Europe	433.4	428.4	5.0	1.2	0.6
Central and other	49.7	44.3	5.4	12.2	*
Total UPC Europe	1,785.1	1,752.9	32.2	1.8	2.2
Chile (VTR)	370.6	346.5	24.1	7.0	5.3
Total	€2,155.7	€2,099.4	€56.3	2.7	2.7

* - Omitted

Operating Cash Flow	Three months ended June 30,		Increase (decrease)		Increase (decrease)
	2013	2012	€	%	Rebased %
	in millions, except % amounts
UPC Europe:
The Netherlands	€131.0	€139.2	€(8.2)	(5.9)	(5.9)
Switzerland	144.8	139.7	5.1	3.7	6.1
Other Western Europe	80.8	74.5	6.3	8.5	8.4
Total Western Europe	356.6	353.4	3.2	0.9	1.8
Central and Eastern Europe	103.5	105.3	(1.8)	(1.7)	(1.8)
Central and other	(40.2)	(32.4)	(7.8)	(24.1)	*
Total UPC Europe	419.9	426.3	(6.4)	(1.5)	(0.7)
Chile (VTR)	80.8	76.6	4.2	5.5	4.9
Total	€500.7	€502.9	€(2.2)	(0.4)	0.2

	Six months ended June 30,		Increase (decrease)		Increase (decrease)
	2013	2012	€	%	Rebased %
	in millions, except % amounts
UPC Europe:
The Netherlands	€270.9	€278.5	€(7.6)	(2.7)	(2.8)
Switzerland	282.8	274.6	8.2	3.0	5.0
Other Western Europe	160.2	149.8	10.4	6.9	6.9
Total Western Europe	713.9	702.9	11.0	1.6	2.3
Central and Eastern Europe	209.8	210.2	(0.4)	(0.2)	(0.6)
Central and other	(73.0)	(59.7)	(13.3)	(22.3)	*
Total UPC Europe	850.7	853.4	(2.7)	(0.3)	0.2
Chile (VTR)	162.0	146.5	15.5	10.6	8.8
Total	€1,012.7	€999.9	€12.8	1.3	1.5

* - Omitted

Operating Cash Flow Definition and Reconciliation

Operating cash flow is the primary measure used by our chief operating decision maker to evaluate segment operating performance. Operating cash flow is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, operating cash flow is defined as revenue less operating and selling, general and administrative expenses (excluding share-based compensation, related party fees and allocations, depreciation and amortization, and impairment, restructuring and other operating items). Other operating items include (i) gains and losses on the disposition of long-lived assets, (ii) direct acquisition costs, such as third-party due diligence, legal and advisory costs, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to available U.S. GAAP measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (i) readily view operating trends, (ii) perform analytical comparisons and benchmarking between segments and (iii) identify strategies to improve operating performance in the different countries in which we operate. We believe our operating cash flow measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Operating cash flow should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings (loss), cash flow from operating activities and other U.S. GAAP measures of income or cash flows. A reconciliation of total segment operating cash flow to our operating income is presented below.

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
	in millions
Total segment operating cash flow	€500.7	€502.9	€1,012.7	€999.9
Share-based compensation expense	(5.4)	(4.4)	(9.3)	(8.7)
Depreciation and amortization	(259.1)	(261.3)	(511.1)	(518.0)
Related party fees and allocations, net	(4.5)	4.7	10.2	5.1
Impairment, restructuring and other operating items, net	1.5	(3.8)	1.4	(3.1)
Operating income	€233.2	€238.1	€503.9	€475.2

Capital Expenditures

The following table provides property and equipment additions for UPC Holding for the indicated periods:

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
	in millions, except % amounts
UPC Europe:
The Netherlands	€54.5	€49.6	€97.9	€87.6
Switzerland	53.8	49.1	94.9	83.4
Other Western Europe	28.8	31.4	55.0	56.7
Total Western Europe	137.1	130.1	247.8	227.7
Central and Eastern Europe	45.7	46.0	93.3	80.2
Central and other	70.0	34.6	100.8	56.3
Total UPC Europe	252.8	210.7	441.9	364.2
Chile (VTR)	41.7	44.6	80.3	87.8
Total UPC Holding	€294.5	€255.3	€522.2	€452.0

Total Property and Equipment Additions as % of Revenue:
UPC Europe	28.4%	24.0%	24.8%	20.8%
Chile (VTR)	22.2%	25.5%	21.7%	25.3%
Total UPC Holding	27.4%	24.2%	24.2%	21.5%

The table below highlights the categories of our property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our condensed consolidated statements of cash flows:

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
	in millions
Customer premises equipment	€112.3	€119.1	€235.6	€212.1
Scalable infrastructure	47.9	43.3	83.9	77.2
Line extensions	31.1	23.4	55.0	47.9
Upgrade/rebuild	20.2	21.1	35.1	36.1
Support capital	83.0	48.4	112.6	78.7
Property and equipment additions	294.5	255.3	522.2	452.0
Assets acquired under capital-related vendor financing arrangements (including related-party amounts)[1]	(101.7)	(48.5)	(155.9)	(67.2)
Assets acquired under capital leases[1]	(0.4)	(0.3)	(1.1)	(0.7)
Assets contributed by parent company[2]	(7.0)	—	(10.4)	—
Changes in current liabilities related to capital expenditures (including related - party amounts)	(18.4)	(18.9)	(9.4)	5.7
Total capital expenditures	€167.0	€187.6	€345.4	€389.8

Total Capital Expenditures:
UPC Europe	€132.6	€140.2	€279.9	€304.8
Chile (VTR)	34.4	47.4	65.5	85.0
Total UPC Holding	€167.0	€187.6	€345.4	€389.8
_______________________________

1
The capital expenditures that we report in our consolidated cash flow statements do not include amounts that are financed under vendor financing or capital lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered and as repayments of debt when the principal is repaid.

2
Represents non-cash contributions of property and equipment that we received from our parent company. These amounts are excluded from the capital expenditures that we report in our consolidated cash flow statements.

RGUs, Customers and Bundling

The following table provides information on the breakdown of our RGUs and customer base and highlights our customer bundling metrics at June 30, 2013, March 31, 2013 and June 30, 2012:

	June 30, 2013	March 31, 2013	June 30, 2012	Q2’13 / Q1'13 (% Change)	Q2’13 / Q2’12 (% Change)
Total RGUs
Video	9,158,200	9,231,500	9,340,500	(0.8%)	(2.0%)
Broadband Internet	5,560,200	5,576,100	5,266,000	(0.3%)	5.6%
Telephony	4,111,700	4,099,800	3,773,900	0.3%	9.0%
UPC Holding Consolidated	18,830,100	18,907,400	18,380,400	(0.4%)	2.4%

Total Customers
Total Single-Play Customers	4,915,000	5,055,200	5,342,400	(2.8%)	(8.0%)
Total Double-Play Customers	1,813,300	1,903,200	1,980,900	(4.7%)	(8.5%)
Total Triple-Play Customers	3,429,500	3,348,600	3,025,400	2.4%	13.4%
UPC Holding Consolidated	10,157,800	10,307,000	10,348,700	(1.4%)	(1.8%)

% Double-Play Customers
UPC Europe	17.4%	18.2%	19.0%	(4.4%)	(8.4%)
Chile (VTR)	20.9%	20.8%	20.3%	0.5%	3.0%
UPC Holding Consolidated	17.9%	18.5%	19.1%	(3.2%)	(6.3%)

% Triple-Play Customers
UPC Europe	32.1%	30.8%	27.1%	4.2%	18.5%
Chile (VTR)	46.5%	46.0%	47.0%	1.1%	(1.1%)
UPC Holding Consolidated	33.8%	32.5%	29.2%	4.0%	15.8%

RGUs per Customer Relationship
UPC Europe	1.82	1.80	1.73	1.1%	5.2%
Chile (VTR)	2.14	2.13	2.14	0.5%	—
UPC Holding Consolidated	1.85	1.83	1.78	1.1%	3.9%

ARPU per Customer Relationship

The following table provides ARPU per customer relationship3 for the indicated periods:

	Three months ended June 30,			FX Neutral
	2013	2012	% Change	% Change[4]
UPC Europe	€28.87	€28.16	2.5%	3.2%
Chile (VTR)	CLP 31,268	CLP 30,681	1.9%	1.9%
UPC Holding Consolidated	€31.21	€30.32	2.9%	3.4%

_______________________________

3
ARPU per customer relationship refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding installation, late fees and mobile service revenue) for the indicated period, by the average of the opening and closing balances for customer relationships for the period. Customer relationships of entities acquired during the period are normalized. Unless otherwise indicated, ARPU per customer relationship for UPC Europe and UPC Holding are not adjusted for currency impacts. ARPU per customer relationship amounts reported for periods prior to January 1, 2013 have not been restated to reflect the April 1, 2013 change in our reporting of DSL internet and telephony RGUs in Austria, which we no longer include in our ARPU calculations.

4
The FX-neutral change represents the percentage change on a year-over-year basis adjusted for FX impacts and is calculated by adjusting the prior year figures to reflect translation at the foreign currency rates used to translate the current year amounts.

	Consolidated Operating Data – June 30, 2013
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)		Video					Internet		Telephony
				Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Homes Serviceable(9)	Subscribers(10)	Homes Serviceable(11)	Subscribers(12)

UPC Europe:
The Netherlands(13)	2,830,800	2,817,200	1,674,400	3,675,900	578,100	1,094,000	—	—	1,672,100	2,830,200	1,042,600	2,827,200	961,200
Switzerland(13)	2,090,900	1,841,300	1,465,300	2,500,000	808,200	617,000	—	—	1,425,200	2,309,400	636,100	2,309,400	438,700
Austria(14)	1,317,700	1,301,700	640,800	1,279,500	186,300	340,800	—	—	527,100	1,301,700	418,300	1,301,700	334,100
Ireland	861,600	744,600	535,700	1,021,600	56,900	335,500	—	42,000	434,400	744,600	321,300	729,100	265,900
Total Western Europe	7,101,000	6,704,800	4,316,200	8,477,000	1,629,500	2,387,300	—	42,000	4,058,800	7,185,900	2,418,300	7,167,400	1,999,900
Poland	2,684,600	2,560,900	1,449,500	2,657,000	462,000	809,500	—	—	1,271,500	2,560,900	880,000	2,553,200	505,500
Hungary	1,531,400	1,516,000	1,036,800	1,795,700	276,600	350,600	253,900	—	881,100	1,516,000	498,800	1,518,400	415,800
Romania	2,255,300	1,968,400	1,153,700	1,749,700	396,000	442,700	309,600	—	1,148,300	1,968,400	349,700	1,968,400	251,700
Czech Republic	1,349,900	1,241,600	731,800	1,192,500	71,700	389,600	104,600	—	565,900	1,241,600	438,800	1,241,400	187,800
Slovakia	496,700	466,500	286,900	428,700	71,200	129,200	58,400	700	259,500	435,900	107,500	434,100	61,700
Total CEE	8,317,900	7,753,400	4,658,700	7,823,600	1,277,500	2,121,600	726,500	700	4,126,300	7,722,800	2,274,800	7,715,500	1,422,500
Total UPC Europe	15,418,900	14,458,200	8,974,900	16,300,600	2,907,000	4,508,900	726,500	42,700	8,185,100	14,908,700	4,693,100	14,882,900	3,422,400

Chile (VTR)	2,887,400	2,361,300	1,182,900	2,529,500	147,700	825,400	—	—	973,100	2,361,300	867,100	2,353,400	689,300

Grand Total	18,306,300	16,819,500	10,157,800	18,830,100	3,054,700	5,334,300	726,500	42,700	9,158,200	17,270,000	5,560,200	17,236,300	4,111,700

	Subscriber Variance Table – June 30, 2013 vs. March 31, 2013
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)		Video					Internet		Telephony
				Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Homes Serviceable(9)	Subscribers(10)	Homes Serviceable(11)	Subscribers(12)

UPC Europe:
The Netherlands(13)	2,700	2,300	(24,700)	(6,700)	(29,500)	4,700	—	—	(24,800)	2,600	6,400	2,400	11,700
Switzerland(13)	13,200	5,800	(6,300)	7,300	(12,000)	4,000	—	—	(8,000)	6,600	9,300	6,600	6,000
Austria(14)	2,200	2,200	(88,300)	(131,200)	(5,600)	1,500	—	—	(4,100)	2,200	(74,800)	2,200	(52,300)
Ireland	(1,400)	2,500	(4,600)	9,000	(3,000)	(2,900)	—	(1,900)	(7,800)	2,500	5,600	5,200	11,200
Total Western Europe	16,700	12,800	(123,900)	(121,600)	(50,100)	7,300	—	(1,900)	(44,700)	13,900	(53,500)	16,400	(23,400)
Poland	12,400	16,500	(16,600)	2,100	(32,400)	12,100	—	—	(20,300)	16,500	5,200	18,400	17,200
Hungary	3,200	4,800	1,300	11,700	(11,600)	8,200	3,300	—	(100)	4,800	5,200	4,800	6,600
Romania	170,000	252,600	(15,900)	(500)	(13,300)	7,600	(10,200)	—	(15,900)	252,600	6,500	314,400	8,900
Czech Republic	3,100	3,200	(8,400)	(12,400)	500	(8,100)	(1,100)	—	(8,700)	3,200	(1,100)	3,100	(2,600)
Slovakia	500	700	(700)	(300)	(6,500)	2,900	1,800	—	(1,800)	1,000	1,200	900	300
Total CEE	189,200	277,800	(40,300)	600	(63,300)	22,700	(6,200)	—	(46,800)	278,100	17,000	341,600	30,400
Total UPC Europe	205,900	290,600	(164,200)	(121,000)	(113,400)	30,000	(6,200)	(1,900)	(91,500)	292,000	(36,500)	358,000	7,000

Chile (VTR)	19,600	23,900	15,000	43,700	(7,300)	25,500	—	—	18,200	23,900	20,600	24,000	4,900

Grand Total	225,500	314,500	(149,200)	(77,300)	(120,700)	55,500	(6,200)	(1,900)	(73,300)	315,900	(15,900)	382,000	11,900

ORGANIC CHANGE SUMMARY:
UPC Europe	30,500	58,800	(70,500)	25,700	(113,400)	30,000	2,500	(1,900)	(82,800)	60,200	43,800	64,300	64,700
Chile (VTR)	19,600	23,900	15,000	43,700	(7,300)	25,500	—	—	18,200	23,900	20,600	24,000	4,900
Total Organic Change	50,100	82,700	(55,500)	69,400	(120,700)	55,500	2,500	(1,900)	(64,600)	84,100	64,400	88,300	69,600

Q2 2013 ADJUSTMENTS:
Romania adjustments	166,900	232,600	(8,700)	(8,700)	—	—	(8,700)	—	(8,700)	232,600	—	294,500	—
Switzerland adjustments	10,000	—	—	—	—	—	—	—	—	—	—	—	—
Hungary adjustments	(1,500)	(800)	—	—	—	—	—	—	—	(800)	—	(800)	—
Austria adjustments(14)	—	—	(85,000)	(138,000)	—	—	—	—	—	—	(80,300)	—	(57,700)
Net Adjustments	175,400	231,800	(93,700)	(146,700)	—	—	(8,700)	—	(8,700)	231,800	(80,300)	293,700	(57,700)

Total Adds (Reductions)	225,500	314,500	(149,200)	(77,300)	(120,700)	55,500	(6,200)	(1,900)	(73,300)	315,900	(15,900)	382,000	11,900

Footnotes for Operating Data and Subscriber Variance Tables

(1)
Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant, except DTH and Multi-channel Multipoint (“microwave”) Distribution System (“MMDS”) homes. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH. With respect to MMDS, one MMDS customer is equal to one Home Passed. Due to the fact that we do not own the partner networks (defined below) used in Switzerland and the Netherlands (see note 13) we do not report homes passed for Switzerland's and the Netherlands' partner networks.

(2)	Two-way Homes Passed are Homes Passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services.

(3)
Customer Relationships are the number of customers who receive at least one of our video, internet or telephony services that we count as Revenue Generating Units (“RGUs”), without regard to which or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (“EBU”) adjustments, we reflect corresponding adjustments to our Customer Relationship counts. For further information regarding our EBU calculation, see Additional General Notes to Tables below. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Customer Relationships. We exclude mobile customers from Customer Relationships.

(4)
Revenue Generating Unit is separately an Analog Cable Subscriber, Digital Cable Subscriber, DTH Subscriber, MMDS Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, DTH, MMDS, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers, free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our June 30, 2013 RGU counts exclude 23,300, 5,100 and 3,500 postpaid mobile subscribers in Poland, Hungary and the Netherlands, respectively. Our mobile subscriber count represents the number of subscriber identification module (“SIM”) cards in service.

(5)
Analog Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our analog cable service over our broadband network. Our Analog Cable Subscriber counts also include subscribers who may use a purchased set-top box or other means to receive our basic digital cable channels without subscribing to any services that would require the payment of recurring monthly fees in addition to the basic analog service fee (“Basic Digital Cable Subscriber”). In Europe, we have approximately 368,800 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video cable service, with only a few channels.

(6)
Digital Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our digital cable service over our broadband network or through a partner network. We count a subscriber with one or more digital converter boxes that receives our digital cable service in one premises as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber. As we migrate customers from analog to digital cable services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers. As discussed in further detail in note 5 above, Basic Digital Cable Subscribers are not included in the respective Digital Cable Subscriber counts. Subscribers to digital cable services provided by our operations in Switzerland and the Netherlands over partner networks receive analog cable services from the partner networks as opposed to our operations.

(7)	DTH Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite.

(8)	MMDS Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming via MMDS.

(9)
Internet Homes Serviceable are Two-way Homes Passed that can be connected to our network, or a partner network with which we have a service agreement, for the provision of broadband internet services if requested by the customer, building owner or housing association, as applicable.

(10)
Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers exclude 78,300 digital subscriber line (“DSL”) subscribers within our Austria segment that are not serviced over our networks. Our Internet Subscribers do not include customers that receive services from dial-up connections. In Switzerland, we offer a 2 Mbps internet service to our Analog and Digital Cable Subscribers without an incremental recurring fee. Our Internet Subscribers in Switzerland include 20,200 subscribers who have requested and received a modem that enables the receipt of this 2 Mbps internet service.

Footnotes for Operating Data and Subscriber Variance Tables (Continued)

(11)
Telephony Homes Serviceable are Two-way Homes Passed that can be connected to our network, or a partner network with which we have a service agreement, for the provision of telephony services if requested by the customer, building owner or housing association, as applicable.

(12)
Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers. Our Telephony Subscribers exclude 56,500 subscribers within our segment in Austria that are not serviced over our networks.

(13)
Pursuant to service agreements, Switzerland and, to a much lesser extent, the Netherlands offer digital cable, broadband internet and telephony services over networks owned by third-party cable operators (“partner networks”). A partner network RGU is only recognized if there is a direct billing relationship with the customer. Homes serviceable for partner networks represent the estimated number of homes that are technologically capable of receiving the applicable service within the geographic regions covered by the applicable service agreements. These estimates may change in future periods as more accurate information becomes available. At June 30, 2013, Switzerland's partner networks account for 129,400 Customer Relationships, 250,600 RGUs, 93,400 Digital Cable Subscribers, 468,100 Internet and Telephony Homes Serviceable, 91,500 Internet Subscribers, and 65,700 Telephony Subscribers. In addition, partner networks account for 439,300 of Switzerland's digital cable homes serviceable that are not included in Homes Passed or Two-way Homes Passed in our June 30, 2013 subscriber table.

(14)	Effective April 1, 2013, we began excluding our DSL internet RGUs and DSL telephony RGUs in Austria from our Internet Subscriber and Telephony Subscriber counts.

Additional General Notes to Tables:
All of our broadband communications subsidiaries provide telephony, broadband internet, data, video or other business-to-business (“B2B”) services. Certain of our B2B revenue is derived from small or home office (“SOHO”) subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments, such as bars, hotels and hospitals, in Chile and certain commercial establishments in Europe. Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.